Exhibit 10.10
June 26, 2025
William McDermott
Re: Figma, Inc. Board of Directors
Dear Bill:
On behalf of Figma, Inc. (the “Company”), I am pleased to present you our offer to become a member of the Board of Directors (the “Board”). We may appoint you as a member of one or more of the Board’s standing committees, to be mutually agreed upon following your appointment to the Board. As a Board member, you will be responsible for attending in person or by telephone, all Board meetings and all meetings of Board committees on which you sit. In addition, from time to time, we would like to have the benefit of your experience and insight regarding various Company-related matters.
As a member of the Board and of any committees to which you are appointed, you will have the roles, responsibilities and fiduciary duties of a director as set forth in applicable corporate law and the Company’s governing corporate documents, committee charters and policies, copies of which have or will be made available to you. You may be removed from the Board by the Board or the stockholders of the Company, in accordance with applicable corporate law and the Company’s governing corporate documents. You agree that this letter does not create any employer/employee relationship with the Company and that you will not be entitled to participate in any of the Company’s benefit plans, other than as provided in this letter.
In addition to the compensation that you will receive as a member of the Board pursuant to the Company’s Outside Director Compensation Policy, a copy of which has or will be made available to you, you will be granted an award of restricted stock units that may be settled for 48,179 shares of the Company’s Class A common stock (the “RSU Award”) under the Company’s 2012 Equity Incentive Plan, as amended (the “2012 Plan”). The RSU Award will be subject to the terms and conditions of the 2012 Plan and your RSU Award agreement. So long as you continue to provide services to the Company as a non-employee director through each vesting date, the RSU Award will vest as to 1/3rd of the shares underlying the RSU Award on each of the first, second and third annual anniversaries of the date of grant. In the event of an Acquisition, as defined in the 2012 Plan, while you are a Board member, effective as of immediately prior to the closing of the Acquisition, 100% of the then-unvested shares subject to the RSU Award will become vested.
The Company will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with the Company’s generally applicable policies. In addition, you will receive certain indemnification rights with respect to your service as a Board member, provided that you execute the Company’s form of indemnification agreement. The Company currently maintains Directors & Officers insurance coverage from a reputable insurer. Details of such coverage are available upon request.
This letter will be governed by and construed under the laws of the State of California without regard to principles of conflicts of laws or choice of laws and may be amended only by a written agreement of both you and the Company. The foregoing constitutes the complete agreement between us with respect to the subject matter hereof and supersede in all respects all prior or contemporaneous proposals, negotiations, conversations, discussions and agreements between us. This letter may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
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Bill, I am excited about you joining our Board at a key time for the Company and look forward to working with you to help make the Company truly great. Please acknowledge your receipt of and agreement with this letter by signing and dating this letter and returning it to me.
Very truly yours,

FIGMA, INC.

By:	/s/ Dylan Field
Name: Dylan Field
Title: CEO, Figma

ACCEPTED AND AGREED:

/s/ William McDermott
William McDermott

6/29/2025
Date
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